Exhibit 99.1
FOR IMMEDIATE RELEASE
Rick Abshire  (713) 881-3609

ADAMS RESOURCES ANNOUNCES SECOND QUARTER EARNINGS

Houston (August 13, 2007)--Adams Resources & Energy, Inc. (AMEX-AE) announced second quarter 2007 unaudited net earnings of $11,286,000 or $2.67 per common share.  Revenues for the quarter totaled $569,748,000. Current earnings compare to unaudited second quarter 2006 net earnings of $4,038,000 or $.96 per common share.  For the six months ended June 30, 2007, net earnings were $12,198,000 or $2.89 per common share.

Chairman and Chief Executive Officer, K.S. "Bud" Adams, Jr., attributed the earnings improvement to a $7.2 million after tax gain from the sale of certain producing oil and gas properties.  Mr. Adams noted that the Company’s marketing and transportation segments also turned in improved results for the current period.

A summary of operating results is as follows:

	Second Quarter
	2007	2006

Operating Earnings (Expense)
Marketing	$5,216,000	$3,706,000
Transportation	2,433,000	1,974,000
Oil and gas	12,528,000	2,140,000
General & administrative expenses	(2,582,000)	(2,004,000)
	17,595,000	5,816,000
Interest, net	424,000	120,000
Income tax provision	(6,733,000)	(1,898,000)

Net earnings	$11,286,000	$4,038,000

……………………………………………….

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate.  A number of factors could cause actual results or events to differ materially from those anticipated. Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between crude oil and natural gas contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility, (q) demand for chemical based trucking services, and (r) successful completion of drilling activity.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenues	$1,056,114	$1,083,028	$569,748	$595,000

Costs, expenses and other	(1,036,932)	(1,071,538)	(551,729)	(589,064)
Income tax provision	(6,984)	(3,808)	(6,733)	(1,898)

Net earnings	$12,198	$7,682	$11,286	$4,038

Earnings per share
Basic and diluted net earnings per
common share	$2.89	$1.82	$2.67	$.96

Dividends per common share	$-	$-	$-	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	June 30,	December 31,
	2007	2006

ASSETS
Cash	$21,811	$20,668
Other current assets	233,047	221,122
Total current assets	254,858	241,790

Net property & equipment	42,123	43,316
Other assets	5,965	4,181
	$302,946	$289,287

LIABILITIES AND EQUITY
Total current liabilities	$209,099	$206,582
Long-term debt	-	3,000
Deferred taxes and other	7,281	5,337
Shareholders’ equity	86,566	74,368
	$302,946	$289,287